Exhibit 23.1

CONSENT OF GRANT THORNTON LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2005, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Cell Therapeutics, Inc. on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Cell Therapeutics, Inc. on Forms S-3 (File Nos. 333-36038, 333-41300, 333-67906, 333-36603, 333-38431, 333-108926 and 333-112681) and on Forms S-8 (File Nos. 333-65200, 333-58957, 333-35919, 333-97015, 333-106568, 333-106571, 333-112791 and 333-118016).

/s/ Grant Thornton LLP

Seattle, Washington

February 28, 2005